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                                                                     Exhibit 8.1

                             CLIFFORD CHANCE US LLP
                                 200 Park Avenue
                               New York, NY 10166
                              Tel: + 1 212 878 8000
                              Fax: + 1 212 878 8375

                                                                    May   , 2004
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Barclays Global Investors, N.A.
45 Fremont Street,
San Francisco, CA 94105

Re: iShares COMEX Gold Trust Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to Barclays Global Investors, N.A., a national banking association chartered in the United States (the "Company"), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, of a registration statement on Form S-1, Registration No. 333-112589, filed on February 6, 2004, as amended through the date hereof (the "Registration Statement"). The Registration Statement relates to the proposed issuance by the iShares COMEX Gold Trust (the "Trust"), an investment trust formed on [ ], 2004 under the laws of the State
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of New York pursuant to the terms of the Depositary Trust Agreement dated [  ],
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2004 (the "Trust Agreement"), entered into by and among the Company as sponsor, and The Bank of New York, a banking corporation organized under the laws of the State of New York, as trustee (the "Trustee"), of 50,000,000 shares, representing units of fractional undivided beneficial interest in and ownership of the Trust (the "Shares"). In connection therewith, you have requested our opinion with respect to certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Trust Agreement.

In rendering the opinions expressed herein, we have examined and relied on the Trust Agreement; the Registration Statement; originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company; and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial decisions, current interpretive rulings and

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May [  ], 2004                                                            Page 2
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pronouncements of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant, in effect as of the date hereof, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. Our opinions are not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or sustained by a court.

Based upon and subject to the foregoing, (i) we are of the opinion, although not free from doubt due to the lack of directly governing authority, that the Trust will be classified as a "grantor trust" for U.S. federal income tax purposes, and (ii) we confirm that the discussion in the Registration Statement under the caption "United States Federal Income Tax Consequences," to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. Further, the opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Company.

The opinions set forth in this letter: (i) are for the sole use and benefit of the Company and may not be relied upon by any person or entity without our express consent; (ii) are limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; and (iii) are as of the date hereof. We assume no obligation to update our opinions for events or changes in the law occurring after the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,